Exhibit 10.31

ASP Isotopes Inc.

Non-Employee Director Compensation Policy

Each individual who provides services to ASP Isotopes Inc. (the “Company”) as a member of the Board of Directors (the “Board”), other than any director who is employed by the Company or one of its subsidiaries (a “Covered Non-Employee Director”), will be entitled to receive the following amounts of compensation, subject to the limitations included in the Company’s 2022 Equity Incentive Plan (or any successor plan):

I. Cash Retainers

(a)

Annual Cash Retainer for Board Membership: $100,000 for general availability and participation in meetings and on conference calls of our Board. No additional compensation for attending individual Board meetings.

(b)	Additional Annual Retainers for Committee Membership: None. No additional compensation for attending individual committee meetings.

All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the Covered Non-Employee Director. Cash retainers owing to Covered Non-Employee Directors shall be annualized, meaning that with respect to Covered Non-Employee Directors who join the Board during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director.

II. Equity Retainers

All grants of equity retainer awards to Covered Non-Employee Directors pursuant to this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units the product of (A) the average closing market price on the Nasdaq Capital Market (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock over the trailing 30-day period up to and including the last day immediately preceding the grant date and (B) the aggregate number of shares pursuant to such award.

(b) Revisions. The Compensation Committee of the Board (the “Compensation Committee”) in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

(c) Initial Grant. Each Covered Non-Employee Director who is first elected to the Board will, upon his or her initial election to the Board, be granted an award of restricted stock with a Value of $100,000 (the “Initial Grant”). The Initial Grant shall vest in full on the one-year anniversary of the grant date. All vesting of the Annual Grant shall cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.

(d) Annual Grant.

1. Grants. On the date of the Company’s Annual Meeting of Stockholders (the “Annual Meeting”), each Covered Non-Employee Director who will continue as a Board member following such Annual Meeting will receive either an award of restricted stock or an award of nonstatutory stock options, at the election of such Covered Non-Employee Director, on the date of such Annual Meeting of Stockholders (the “Annual Grant”) with a Value of $250,000. The Annual Grant shall vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting. All vesting of the Annual Grant shall cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.

2. Election to Receive Nonstatutory Stock Option or Restricted Stock.

(i) General. On or before December 31 of each calendar year, or such earlier deadline as may established by the Board, the Committee, or their respective authorized designee, in its discretion (the “Annual Submission Deadline”), each individual who is then a Covered Non-Employee Director may elect to receive any Annual Grant to be granted to him or her in the immediately following calendar year in the form of either a nonstatutory stock option or an award of restricted stock. Any such election must be submitted to the Secretary of the Company or his or her authorized designee in the form and manner specified by the Secretary or designee, and shall become irrevocable effective as of the Annual Submission Deadline.

(ii) Default. A Covered Non-Employee Director who fails to make a timely election with respect to his or her Annual Grant (if any) in accordance with the terms of this Section II.(d)(2) shall receive any such award in the form of restricted stock.

III. Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Covered Non-Employee Directors in attending meetings of the Board or any committee thereof.

IV. Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Covered Non-Employee Director in a calendar year period shall not exceed the limits set forth in the Company’s 2022 Equity Incentive Plan or any similar provision of a successor plan.

Date Approved: October 30, 2024

Date Effective: October 30, 2024